Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hilton 2017 Omnibus Incentive Plan of our report dated February 15, 2017, except for Note 3 and Note 26, as to which the date is May 24, 2017, with respect to the consolidated financial statements of Hilton Worldwide Holdings Inc. and our report dated February 15, 2017, with respect to the effectiveness of internal control over financial reporting of Hilton Worldwide Holdings Inc. included in Hilton Worldwide Holdings Inc.’s Current Report on Form 8-K dated May 24, 2017 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 24, 2017